exhibit n

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Senior Income Fund:

We consent to the use of our report dated September 29, 2015, with respect to the financial statements of Nuveen Senior Income Fund, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, “Independent Registered Public Accounting Firm” in the Prospectus Supplement, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on form N-2.

/s/ KPMG LLP

Chicago, Illinois

September 2, 2016